Exhibit 4.9

Appendix A

AMENDMENT NO. 3
TO THE
VEECO INSTRUMENTS INC.
2019 STOCK INCENTIVE PLAN

This Amendment No. 3 to the Veeco Instruments Inc. 2019 Stock Incentive Plan (the “2019 Plan”) is made and adopted by Veeco Instruments Inc., a Delaware corporation (the “Company”), subject to approval by the stockholders of the Company.

WITNESSETH:

WHEREAS, the 2019 Plan was amended and restated by action of the Board of Directors on March 14, 2019 and the amendment and restatement was approved by the Company’s stockholders on May 3, 2019;

WHEREAS, Section 3(a) of the 2019 Plan provided that, subject to adjustment upon changes in capitalization of the Company as provided in Section 10 of the 2019 Plan, the maximum number of shares of Company common stock available for sale under the 2019 Plan is 13,300,000 shares;

WHEREAS, the 2019 Plan was amended by action of the Board of Directors on February 3, 2022 to increase the number of shares of Company common stock available for sale thereunder from 13,300,000 shares to 17,800,000 shares and such amendment was approved by action of the Company’s stockholders at the Company’s annual meeting on May 12, 2022 (the “2022 Amendment”);

WHEREAS, the 2019 Plan was amended by action of the Board of Directors on February 6, 2024 to increase the number of shares of Company common stock available for sale thereunder from 17,800,000 shares to 21,300,000 shares and such amendment was approved by action of the Company’s stockholders at the Company’s annual meeting on May 9, 2024 (the “2024 Amendment”);

WHEREAS, the Board believes it to be in the best interests of the Company and its stockholders to amend the Plan further to increase the aggregate number of shares available for sale under the 2019 Plan by 3,500,000 shares, to a total of 24,800,000 shares; and

WHEREAS, the Board may amend the 2019 Plan at any time, provided stockholder approval is obtained with respect to any amendment to the extent such approval is required by Section 423 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the 2019 Plan is hereby amended, subject to approval of the Company’s stockholders, as follows:

1.             The first sentence of Section 3(a) of the 2019 Plan is hereby amended by deleting the present sentence in its entirety and substituting the following in lieu thereof:

“(a)   Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 24,800,000 Shares.”

2.             Except as hereby modified, the 2019 Plan, as previously amended by the 2022 Amendment and the 2024 Amendment, shall remain in full force and effect.

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